Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is dated and made as of December 30, 2008 (the “Amendment”), to the EMPLOYMENT AGREEMENT made and entered into as of July 1, 1999, as amended (the “Agreement”), by and between GP Strategies Corporation (the “Company”), and Scott N. Greenberg (“Employee”).

WHEREAS, the Company and the Employee desire to amend the Agreement as required pursuant to the final Treasury regulations under section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and in the Agreement, the Company and the Employee agree that the Agreement is hereby amended as follows, effective January 1, 2009:

1.             Section 409A.  A new Section 22 is added as follows:

22.           Section 409A.

(a)           Intent to Comply.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”).  If the Company determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A, the Compensation Committee and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A.  The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement.

(b)           Six month delay in payments on account of separation from service.  Any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that arises under Sections 10(d), 11(d), 11(e) or any other provision of this Agreement, on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A), and is scheduled to be paid or provided within six months after such separation from service (the aggregate of such scheduled payments is referred to as the “Delayed Payment”) shall, in lieu thereof, be paid or provided, as adjusted for interest, within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following Employee’s death.  For purposes of the foregoing, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Employee’s separation from service.  If this paragraph (b) applies to any payment obligation under this Agreement, the Company shall make an irrevocable contribution of an amount equal to the Delayed Payment to a grantor trust established consistent with the terms of Revenue Procedure 92-64, 33 I.R.B. 11 (8/17/92) (the “Rabbi Trust”) with a financial institution approved by the Employee, which approval will not be withheld unreasonably, serving as the third-party trustee thereof, under the terms of which the assets of the trust may be used, in the absence of the Company’s insolvency, solely for purposes of fulfilling the Company’s obligation to pay the Delayed Payment to Employee in compliance with Section 409A(a)(2)(B)(i) of the Code.  The Company’s obligation to make a contribution to the Rabbi Trust under the immediately preceding sentence shall arise on the date that the Employer would have been obligated to make a corresponding payment to the Employee if this paragraph (b) had not applied, and such contribution shall be made by no later than the tenth business day (excluding federal holidays) after such date.  The Company shall bear all costs, expenses and fees, including legal and trustee fees, of establishing and maintaining the Rabbi Trust.

(c)           Lump sum payments on separation from service.  Payments of separation pay on account of the Employee’s separation from service that arise under Sections 10(d), 11(d)(B), 11(e)(B) or any other provision of this Agreement and that constitute “deferred compensation” as defined in the first sentence of paragraph (b) above, shall be paid in a single lump sum at the time prescribed in paragraph (b) above.

(d)           Surrender of options.  Any election by the Employee to surrender options to the Company pursuant to Sections 11(d)(C) or 11(e)(C) must be made on or within 30 days after the Date of Termination, and if the Employee does not make the election during such time period, the Employee’s right to do so shall expire.  The Company shall make a cash lump sum payment to the Employee within five days following the surrender equal to the excess of (1) the fair market value on the date of surrender of the securities issuable upon exercise of the options surrendered over (2) the aggregate exercise price of the options surrendered.

(e)           Timing of Bonus payments.  The last sentence of Schedule A is revised to read as follows:  “The bonus for any year shall be paid between January 1 and June 30 of the following year.”

(f)            Termination of  employment and similar terms.  “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Employee’s “separation from service” as defined in Section 409A.

(g)           Installment payments.  For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(h)           Expense reimbursements and in-kind benefits.  With respect to any reimbursement of Employee’s expenses, or any provision of in-kind benefits to Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Amendment as of the date first above written.

GP STRATEGIES CORPORATION

By:	/s/ Harvey P. Eisen	/s/ Scott N. Greenberg
	Chairman of the Board	Scott N. Greenberg